AGREEMENT FOR PURCHASE AND SALE OF ASSETS

BY AND BETWEEN

TRISENSE SOFTWARE, LTD.

AND GROUP 1 SOFTWARE, INC.

DATED

APRIL 30, 2001

TABLE OF CONTENTS

1. ACQUISITION OF THE ASSETS	1
2. PURCHASE PRICE	3
3. LIABILITIES OF TRISENSE; ASSUMED CONTRACTS	4
4. REPRESENTATIONS AND WARRANTIES OF TRISENSE	5
5. COVENANTS OF TRISENSE	13
6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF GROUP 1	15
7. CLOSING AND CONDITIONS TO CLOSING	16
8. INDEMNIFICATION	19
9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES	22
10. TERMINATION	22
11. MISCELLANEOUS	23

AGREEMENT FOR PURCHASE AND SALE OF ASSETS

     THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS (the “Agreement”) is made and entered into this __ day of April, 2001, by and between TRISENSE Software, Ltd., a Minnesota corporation (“TriSense”) and Group 1 Software, Inc., a Delaware corporation (“Group 1”), regarding the acquisition by Group 1 of all of the assets and the assumption of identified liabilities of TriSense and other transactions described below.

     In consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TriSense and Group 1 intending to be legally bound hereby agree as follows:

1. ACQUISITION OF THE ASSETS

     (a)  Subject to the terms and conditions of this Agreement, Group 1 shall acquire at Closing (as defined below) and Trisense shall sell to Group 1, all of TriSense’s right, title and interest, and with respect to the items set forth in items (v), and (viii) and (xi) below, any interest of a third party, in and to all of the assets (collectively, except for the excluded assets set forth in Schedules 1.6.1 and 1.4.1 hereof, the “Assets”) of Trisense related to, or used in conjunction with, the business of Trisense of developing and distributing bill presentment and payment software, and related businesses, as conducted by Trisense on the date of this Agreement (the “Business”) including, but not limited to the following assets:

(i)	all of TriSense’s business methods, web pages and web sites (screens and underlying programming), computer programming and derivative works, customizations, supplemental works, interim works, works in progress and all other intellectual or industrial property rights (other than Trademarks as defined below), and portions thereof, whether or not fixed in a tangible medium of expression, including without limitation (A) all patents, copyrights and applications for such, and rights with respect to patents, and applications for such (including without limitation, U.S. Patent No. 6,078,907), (B) all moral rights, inventions, original works of authorship, discoveries, concepts, data, processes, ideas and know-how contained therein or associated therewith; with respect to all channels or modes of transmission, receipt, display or processing; with respect to all computing or processing platforms and configurations - known or unknown (e.g., Internet, WWW, PC, midrange, LAN, WAN, client server, mini, mainframe and so on); with respect to all the processes or works at any time developed or owned by TriSense (collectively, the “IPR”);

(ii)	whether or not included in the IPR, all of the computer programs identified in Exhibit 1.1, hereto, and all development tools (other than those licensed from third parties) for such software (collectively the “Software”), including both object code and source code versions to the extent in existence, and including, without limitation, (A) all definition of files, fields of files, variables, details, parameters, installation and maintenance specifications, inputs and outputs (including codes and acronyms), program descriptions, file descriptions, formats and layouts, report descriptions and layouts, screen descriptions and layouts, graphical and non-graphical user interfaces, input documents, data elements, paper processing flowcharts, computer processing flowcharts, processing narratives, editing rules, password development and protection rules, telecommunications requirements, glossaries and manual procedures created or used by TriSense with respect to the Software, (B) all layout rules, extraction rules, protocols owned by TriSense or used in the Business, and all application program interfaces (“APIs”), dynamic link libraries, DLLs and other programming by which the Software integrates or communicates with other software and/or hardware/equipment and (C) all concomitant user, installation, technical, functional design, development and maintenance information describing the design and development of the Software (including source code documentation, source listings and annotations, test data and test results in sufficient detail to permit a reasonably skilled software developer not involved in the Software’s development to maintain, enhance and correct errors in the Software without assistance from or reference to any other persons or materials) regardless of the media on which the same is contained (such user, installation, technical, functional design, development and maintenance information, including the materials identified on Exhibit 1.1, being hereafter referred to as the “Documentation”);

(iii)	all of TriSense’s logos, trade dress, trademarks, service marks or trade names, and registrations and applications for registrations related thereto, including, without limitation, those set out in Exhibit 1.2, hereto (the “Trademarks”);

(iv)	all of TriSense’s URLs, domain names and other Internet address identifiers (the “URLs”);

(v)	originals of TriSense’s financial, production, marketing and sales books and records, including, without limitation, all notes, records and books regarding the warranty/software performance, credit and payment history of all past, current and prospective customers, but not including minute books, corporate financial statements and electronic records of corporate financial statements (the “Books and Records”);

(vi)	the contracts identified in Exhibit 1.3, hereto (the “Assumed Contracts”), including with respect to such Assumed Contracts, and to the extent assignable, the right to seek enforcement, either in its own name, as a third party beneficiary, or in TriSense’s name as a delegate of TriSense, with respect to any such Assumed Contract relating to Development Personnel (as defined below) by which any Development Personnel have agreed to maintain the confidentiality of any information and/or have agreed that the intellectual property rights to any such works are owned by TriSense.

(vii)	the list of all of TriSense’s past, current and prospective (as of Closing) customers and all databases which contain customer information, personal data and the like (the “Customer Information”);

(viii)	the cash and cash equivalents in the amounts set out in Exhibit 1.4, hereto (the “Cash”);

(ix)	all prepaid items and deposits (including but not limited to security deposits paid with respect to any leases), except for prepaid taxes, payroll or employee benefits set out in Exhibit 1.4.1, hereto (the “Prepaids”),

(x)	the accounts and notes receivable identified in Exhibit 1.5 (the “Accounts Receivable”);

(xi)	all of the equipment, furniture and fixtures used or owned by TriSense, including, without limitation, the assets described in Exhibit 1.6, hereto, but excluding the Excluded Assets identified in Exhibit 1.6.1 (the “FF&E”);

(xii)	all tenant improvements to the premises located at 418 Gateway Boulevard, Burnsville, Minnesota 55337 (the “Improvements”);

2

(xiii)	all inventory, including documentation and media used to supply copies of the Software and documentation to customers, computer hardware, firmware, and ancillary third party software held for resale or sublicensing by TriSense, as such assets are identified on Exhibit 1.7, hereto (the “Inventory”);

(xiv)	those assets belonging to Mr. David Lamm or to any third party (“Lamm”) which are specifically identified on Exhibit 1.8 hereto and which will be transferred to TriSense prior to Closing, excluding certain assets identified on such Exhibit (the “Personal Assets”); and

(xv)	except as identified or described in Exhibit 1.6.1hereto, all other assets of TriSense used in TriSense’s business, whether real property or personnel property, tangible or intangible ((i)-(xv), collectively, the “Assets”).

     (b)  The Books and Records, the Cash, the FF&E, and the Personal Assets shall be transferred to Group 1 free of any lien, claim or encumbrance, security interests or other clouds on title (collectively, “Liens”), excepting only liens for taxes not yet paid (“Permitted Liens). The Assumed Contracts, the Customer Information, the Prepaids, the Accounts Receivable, the Improvements and the Inventory shall be transferred to Group 1 free of any Liens, excepting only Permitted Liens and the interests of customers to confidentiality, the rights of the other contract parties (including any interests of the lessor under the Lease), and the financial interest of obligors and payors in such financial assets. The IPR, Software, Documentation, Trademarks and URLs shall be transferred subject only to Permitted Liens and the reservations with respect to the rights of third parties set forth in the representations and warranties herein and in the schedules attached hereto. TriSense hereby grants to Group 1 the right to seek enforcement, either in its own name, as a third party beneficiary, or in TriSense’s name as a delegate of TriSense in Group 1’s reasonable discretion, with respect to any of the Assumed Contracts, or any other agreement by which such Development Personnel has agreed to maintain the confidentiality of any information and/or has agreed that the intellectual property rights to any such works are owned by TriSense

2.  PURCHASE PRICE

     The total purchase price for the Assets, and consideration for the other transactions to be consummated hereunder is as follows:

     (a)  Total consideration of Eight Million One Hundred and Five Thousand Dollars ($8,105,000) (the “Purchase Price”), payable in one (1) cash payment of One Million Five Hundred Forty Five Thousand Dollars ($1,545,000) at Closing and the delivery of Group 1’s Promissory Note, in the form of Exhibit K, in the amount of aggregate principal and interest of Six Million Five Hundred and Sixty Thousand Dollars ($6,560,000) payable in installments of principal plus accrued interest at the annual rate of 4.63%, with payments of principal and interest totaling Three Million Two Hundred Eighty Thousand Dollars ($3,280,000) on each of the first and second anniversary dates of Closing.

     (b)  The consideration described in Section 2(a), above, shall include all payments to be made in connection with the transactions, including any consideration to support Mr. Lamm’s restrictive covenant entered into pursuant to this Agreement, but shall exclude any salary or bonus to be paid under any employment agreements or the consulting arrangement described in Section 4(h)(ii).

     (d)  All payments shall be made by Federal Wire Transfer, in accordance with the wire transfer instructions set out in Exhibit 2.1, hereto, or such other wire transfer instructions provided from time to time by TriSense to Group 1, in writing no less than thirty (30) days prior to a payment due date.

     (e)  Paymentech Matters. Group 1 and Trisense acknowledge that as of the date of this Agreement, Lamm and TriSense have agreed in principle with Paymenttech LLC, and/or its affiliates (collectively, “Paymentech”) to license or grant to Paymentech, for fees or other payments of approximately $125,000 upon execution of an agreement and an additional $200,000 upon receipt by Paymentech of a trademark registration, the right to use one logo that may, absence such license, infringe one of Trisense’s Paysense Trademarks. Lamm agrees that during the period of his consulting with Group 1, he will use diligent efforts to complete negotiations with Paymentech and present an agreement with the above terms to Group 1 for execution within 120 days after the date of this Agreement. In order to facilitate the transactions contemplated hereby, TriSense agrees to transfer the Trademarks to Group 1 without entering into any definitive agreement with Paymentech. In consideration for the foregoing, Group 1 agrees that if Lamm has presented an agreement to Group 1 for execution within 120 days of the date of this Agreement, or if Lamm is has made substantial progress on completing such agreement and is diligently continuing to negotiate the same during such period of extension as the parties reasonably agree, and Group 1 or any affiliate of Group 1 who is the successor to the rights in the Trademarks, receives any payment from Paymentech relating to the above described right under the Trademarks (no matter whether such payment results from a license agreement, settlement agreement or any other arrangement) Group 1 shall pay 50% of any such payment to TriSense within 10 days of receipt from Paymentech.

3.  LIABILITIES OF TRISENSE; ASSUMED CONTRACTS

     (a)  Group 1 shall assume and be responsible for, and shall promptly pay, perform and otherwise satisfy in accordance with their terms, only those obligations and liabilities of TriSense set forth in clauses (i) through (iv) below (collectively, the “Assumed Liabilities”) and no others:

(i) The obligations of TriSense under the Assumed Contracts;

(ii) All liabilities and obligations arising out of or resulting from an Assumed Contract by Group 1 occurring subsequent to the date of Closing; and

(iii) All liabilities reflected on the Financial Statements (as defined below) including the payables set forth in the attached Exhibit 3(a)(i), other than liabilities in respect of indebtedness for borrowed money.

(iv) All liabilities of TriSense for vacation or holiday pay that has been earned through closing by employees of TriSense hired by Group 1 but not used.

     (b)  Except for the Assumed Liabilities, Group 1 shall assume no liabilities or obligations whatsoever of TriSense, regardless of whether such arise or are required to be performed before, at or after Closing. In furtherance of the above, TriSense represents, warrants, covenants and agrees that except for the Assumed Liabilities, Group 1 shall not assume or be liable for, whether contractually, by operation of law, or otherwise, any contracts, commitments, indebtedness, obligations or liabilities of TriSense, including, without limitation: (i) liabilities or obligations of or claims against TriSense arising out of any action, suit, proceeding, arbitration, investigation or hearing or notice of hearing arising out of, or relating in any manner to, the Business before Closing; (ii) liabilities or obligations arising from, out of or in connection with the transactions contemplated by this Agreement including the fees and expenses of TriSense’s counsel, investment bankers, accountants and other representatives; (iii) liabilities or obligations involving the payment of any domestic (federal, state or local) or foreign taxes, customs or other governmental charges of any kind, including but not limited to use taxes, property taxes, taxes on services and ad valorem taxes, excise taxes, sales taxes, transfer taxes, gains taxes, recording taxes and taxes on or measured by income, any of which taxes are due or shall become due as a result of the operation of TriSense’s Business prior to Closing or respect to the Assets or interest or penalties relating thereto except to the extent such liabilities have been accrued and the accrual is transferred to Group 1 in accordance with Section 1; and (iv) liabilities or obligations of any kind or nature incurred by TriSense on or after Closing except to the extent the same relate to an Assumed Contract(such liabilities not being assumed by Group 1 being hereafter referred to as the “Excluded Liabilities”) All liabilities, obligations and payables of or claims against TriSense not expressly herein assumed by Group 1 shall be and remain the sole responsibility of and shall be satisfied by TriSense.

4.  REPRESENTATIONS AND WARRANTIES OF TRISENSE

     TriSense represents and warrants to Group 1 that, except as set forth in the Disclosure Schedule delivered by TriSense to Group 1 on the date hereof (the “Disclosure Schedule”) (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article IV):

     (a)  Organization and Standing; Shareholder. TriSense is a corporation duly incorporated and organized, validly existing, and in good standing under the laws of the state of Minnesota, and has the full power and authority (corporate and otherwise) to carry on its business as it is now being conducted, and to own and lease the properties and assets which it now owns or leases. TriSense is duly qualified and/or licensed to transact business and in good standing as a foreign corporation in all jurisdictions in which the nature of its business or its ownership of property requires it to be qualified and in which the failure to be so qualified would have a material adverse effect on the financial or operating condition of the Business. Lamm is, and has been since the organization of TriSense, the sole shareholder of TriSense.

     (b)  Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors and sole shareholder of TriSense and this Agreement constitutes the valid and legally binding obligations of TriSense, except as enforceability may be limited by applicable equitable principles or judicial discretion, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally.

     (c)  Authority; No Breach. TriSense has the capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby. Except as contemplated by this Agreement, there are no authorizations, consents, approvals, licenses, exemptions from or filings with, or registrations with any governmental, quasi-governmental or non-governmental regulatory agency or authority, necessary on the part of TriSense for, or in connection with, the transactions contemplated hereunder, except where the failure to obtain the same would not be reasonably likely to result in a material adverse effect. TriSense covenants and agrees that if at any time any of the aforesaid authorizations, consents, approvals, licenses, exemptions or filings shall be required, TriSense shall take all commercially reasonable actions to either immediately obtain the appropriate authorization, consent, approval, license, or exemptions, or take all commercially reasonable actions to cure the facts and circumstances which prevent the issuance or obtaining of such authorization, consent, approval, license or exemption.

     (d)  No Conflict. The execution and delivery of this Agreement by Group 1 does not, and the consummation of the transactions contemplated hereby will not, violate (i) any provisions of TriSense’s Articles of Incorporation or Bylaws, as amended or (ii) any provisions or constitute a breach or event of default under any agreement, lease, instrument or other document, including, without limitation, the Merger Agreement effective May 15, 1995 by and between Document Solutions, Inc. and BIDOC Acquisition Corp (a subsidiary of The Bisys Group, Inc.) . No consent, approval or agreement of any person, party, court, government or entity is required to be obtained by Trisense in connection with the execution and delivery of this Agreement, or the other instruments and agreements provided herein or the consummation of the transactions contemplated hereby, including any notice or other requirement under bulk sales or similar laws.

     (e)  Compliance. TriSense (i) is not in default or breach under any of the Assumed Contracts; (ii) to its knowledge after diligent inquiry, no other party to an Assumed Contract is in default or breach thereunder; (iii) there are not any facts or circumstances of which TriSense is aware, which given only the passage of time would become a default or breach under any of the Assumed Contracts; (iii) all of the computer programming and other deliverables and services to be provided under any of the Assumed Contracts prior to the date of this Agreement have been timely delivered in full and have been accepted by TriSense or the customer, as applicable.

     (f)  Financial Statements. TriSense has delivered to Group 1 its consolidated financial statements (i.e. — balance sheet, income statement, cash flow statement) and notes thereto, dated December 31, 2000 (the “Annual Statements”) and unaudited Financial Statements dated April 15, 2001 (the “Interim Statements,” and together with the Annual Statements, the “Financial Statements”), copies of which are attached to the Disclosure Schedule under the caption referencing this Section. The Financial Statements fairly present, in all material respects the financial condition of TriSense as of the dates indicated, and the results of its operations for the periods indicated. The Annual Statements have been prepared in accordance with generally accepted accounting principles consistently applied, and the Interim Statements have been prepared in a manner consistent with the Annual Statements. TriSense has no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise which are not reflected or provided for in the Financial Statements except (A) those arising after the date of the Balance Sheet which are in the ordinary course of its business, in each case a normal amount and all of which, cumulatively, are not materially adverse to the Assets or the Business, and (B) as to the extent specifically described in schedules thereto.

     (g)  Trade Organizations. TriSense is a member in good standing of the organizations, and the TriSense representatives hold the offices, described on the Disclosure Schedule under the caption referencing this Section.

     (h)  Intellectual Property.

(i) The IPR, including the Software and the Documentation, and the Third Party Software, constitutes all of the intellectual property rights used in, developed for use in or necessary to the conduct of the Business as conducted. TriSense is the sole and exclusive owner of the IPR and the Trademarks and, to the knowledge of TriSense, TriSense has, and at all times has had, the right to develop, use and distribute all of the IPR used in the Business or contemplated for use in the Business, including the Software and the Documentation, and the right to enjoy all rights with respect to the Trademarks within the scope of the registrations listed in Exhibit 1.2. At Closing TriSense shall have the unqualified right to grant to Group 1 any and all rights it has in and to the IPR including the Software and Documentation, and in and to the Trademarks, as contemplated hereunder. Neither the rights granted to Group 1 hereunder, nor the exercise of such rights by Group 1, do or will infringe upon or conflict with the rights held by any third party under any patent, trademark, copyright, license, trade secret claimed by or through Bysis Group, Inc., or any affiliate, successor or assign thereof, or any current or former Development Personnel (as defined below), any copyright or trade secret of any third party, or to TriSense’s knowledge any license patent or trademark or other proprietary right of any other party. The IPR and Trademarks are subsisting and , to the knowledge of TriSense, are not invalid or unenforceable, in whole or in part. Upon transfer of the Software at Closing, Group 1 shall have the right to use the whole of the Software, any part or parts thereof, or none of the work, as it sees fit, including the right to alter the Software, add to it, combine it with any other work or works, at its sole discretion, except to the extent there are restrictions imposed on the same by the license of Third Party Software (as defined below). No rights are reserved by TriSense.

6

(ii) TriSense has taken all commercially reasonable steps necessary to protect and preserve its trade secrets.

(iii) Except as set forth in the Schedule of Exceptions and except to the extent the Trisense represents only to its knowledge that such rights may be pursued without infringement of third party patents, trademarks and other intellectual property rights other than copyright and trade secrets, upon transfer of the IPR to Group 1 in accordance with this Agreement, Group 1 shall have the right, without payment of any additional consideration to any party, to own, make, use, sell, have made, rent, lease, lend, license, enhance, modify, amend, copy and prepare derivative works and customizations thereof, refrain from giving attribution to any author with respect to any work created by him/her, and to display publicly and exhibit the Software and Documentation and the Trademarks and to otherwise exploit fully the processes, products, software and services derived from any discoveries, concepts, ideas and improvements to the IPR, on or through any medium or means now known or hereafter developed, including without limitation the Internet and/or satellite transmission, whether or not patentable or copyrightable, which are within the scope of the IPR, including the Software or Documentation.

(iv) The IPR, including the Software and Documentation and Trademarks are not subject to any copyright registrations or applications, and to the knowledge of Trisense are not subject to any patent or trademark registrations or applications, except for registrations or applications TriSense has initiated, with respect to any governmental authority, including U.S. Patent No. 6,078,907, U.S. Patent Application Serial No. 09/594056 and Australia Patent Application Serial No. 1736499 and the copyright and trademark registrations and applications identified on Exhibit 1.2 hereto. All patent, copyright and trademark registrations with respect to the Software, Documentation and the Trademarks listed in the Disclosure Schedule are in full force and effect, and all applications for registrations with respect to the Software, Documentation and the Trademarks are proceeding without any opposition known to TriSense, except as identified on the Disclosure Schedule referencing this Section.

(v) TriSense has not received any notice of any violations of, and it is not violating, any, copyright or, trade secret rights, or to its knowledge any trademark, trade name, service mark, patent or other intellectual property right of any other party because of TriSense’s development, marketing, licensing or sale of the IPR, including the Software and Documentation or Trademarks.

(vi) TriSense has provided to Group 1: (i) a record or copy of the substance of all material complaints from any customer regarding the performance of the Software or the Documentation which have been received from June 1, 2000 through Closing, and (ii) the complete, most current bug list and enhancement list for the Software. Materiality, for the purposes of this Section 4(g)(vi), shall mean that the particular program complained of does not conform to the applicable warrantee(s) provided by TriSense.

7

(vii) To the knowledge of TriSense after reasonable inquiry, the Software as delivered to customers and to Group 1 has been free of any remote or automatic disabling or recapture devices, passwords, keys, security devices or trap doors and Computer Viruses. For the purposes of this Agreement, Computer Viruses means any computer instructions (including, but not limited to, computer instructions commonly referred to as Trojan Horses, anomalies, worms, self-destruct mechanisms or time/logic bombs) which do not provide the functionality clearly described in the Documentation and which interfere with the use of the Software, any portion thereof, or other software, firmware or computer hardware.

(viii) Other than pursuant to this Agreement, TriSense is not a party to any contract or obligation whereby an absolute or contingent right to purchase, obtain or acquire any rights in any of TriSense’s rights in any of the Assets, including without limitation, any of the Software or IPR or Trademarks has been granted to anyone, except for customer licenses granted in the ordinary course of TriSense’s business and except for rights of distribution or resale granted pursuant to the contracts set forth on the Disclosure Schedule referencing this Section.

(ix) The IPR, including TriSense’s website, the Software and Documentation (and all predecessor versions) and all portions thereof, and the Trademarks, have been developed by TriSense exclusively by and through the employees or contractors identified on the Disclosure Schedule referencing this Section, hereto (the “Development Personnel”). None of the Development Personnel has any proprietary rights in the IPR, including the TriSense website, the Software, Documentation or Trademarks. All Development Personnel participated in the development of the IPR, including the TriSense website, the Software, Documentation or Trademarks, while regularly employed/retained by TriSense and were fully paid by for such services. All Development Personnel performed, at all times, such development of the IPR, including the TriSense website, the Software, Documentation and Trademarks, within the normal scope of their employment/retention with TriSense. None of the Development Personnel has made any claim of ownership (including without limitation copyrights or patent rights) regarding the IPR, including the TriSense website, the Software, Documentation or Trademarks, or any portion thereof, nor to the knowledge of TriSense does any such Development Personnel have colorable claim of right to such.

(x) No copies of the source code for the Software have been provided to any third party except as identified on the Disclosure Schedule under the caption referencing this Section. No license or other rights to use Trademarks (or any variations thereof) have been granted to any third party, except for rights to use the same granted to distributers, resellers, and sales agents in connection with the sale of the Software.

(xi) There are no third parties who are entitled to any proceeds with respect to the sale, licensing, sublicensing or other granting of rights with respect to IPR, including the TriSense website, the Software, the Documentation, the Trademarks or any portion thereof, including without limitation royalties.

(xii) TriSense has provided to Group 1 true and complete copies of all agreements entered into with any person or entity who contributed to the development of the IPR, including the TriSense website, the Software, the Documentation or the Trademarks.

(xiii) Except as set forth on the Disclosure Schedule under the caption referencing this Section: (i) no software of others (“Third Party Software”) is necessary or desirable in order for the TriSense website or the Software to perform in accordance with its standard documentation and (ii) no Third Party Software is routinely provided to customers in conjunction with a licensing of the Software, for installation or use in accordance with the Software’s standard documentation. TriSense shall deliver to Group 1 on or after Closing, consents, if required, in forms reasonably acceptable to Group 1, to the transfer to Group 1 from TriSense of all of TriSense’s rights to Third Party Software.

8

(xiv) No claims have been made with respect to the Software or Documentation under any insurance coverage including, but not limited to, errors and omission insurance.

(xv) Trisense has collected no personal, identifiable data, except the personal data collected in the process of processing EBPP transactions on behalf of Trisense clients, and all such data has been used solely and exclusively to present and/or process payment of bills for the individual whose data has been collected; Trisense has made no disclosure or transfer, with or without consideration, of any personal data to any third parties.

(i) Employment Matters

(i) At the Closing, Ms. Connie Howard and Messrs. John Decker, Steven Henry, Thomas Kuder and Richard Urban shall accept employment at Closing with Group 1 on terms reasonably acceptable to the respective individual. Group 1 also intends to offer to employ at Closing the other current TriSense employees on terms reasonably acceptable to the respective parties, including reasonable non-compete covenants. Such terms of employment may, however, differ from those previously offered by TriSense. Group 1 shall have the right to notify these employees during the due diligence period of the fact that Group 1 may employ them in its business at Closing.

(ii) Lamm shall serve as an independent consultant to Group 1 for ninety (90) days after Closing at an hourly rate of Two Hundred and Thirty-Seven Dollars and Fifty Cents ($237.50) per hour. He shall serve under the direction of DOC1’s General Manager. He shall abide by the provisions set out in Exhibit M, hereto.

(iii) TriSense employs a total of seventeen (17) employees, all of whom are full-time.

(iv) There are no disputes or proceedings involving TriSense that relate to any present or former employee of TriSense, and to the knowledge of TriSense, no employee of TriSense intends to terminate employment prior to Closing. Without limiting the generality of the foregoing, TriSense has no knowledge of any labor grievance proceeding, controversy with any employee, and no knowledge after diligent inquiry of any claim or proceeding under any labor law, equal employment opportunity law, or occupational safety and health law. TriSense is in full compliance with all applicable federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours and the other employment matters referenced in this Section 4(h). There is no charge or lawsuit pending or to TriSense’s knowledge threatened against TriSense with respect to TriSense’s employer-employee relations or practices.

(v) No officer or director of TriSense, and no employee or consultant of TriSense is known by TriSense to be, or is expected by TriSense to be, in violation of any term of any proprietary information agreement or obligation, non-disclosure agreement, non-competition agreement, or any other contract or agreement or duty or any restrictive covenant related to the right of any such officer, employee or consultant to be employed by TriSense or relating to the use of the Assets, trade secrets or proprietary information of TriSense.

9

(vi) Except as set forth on the Disclosure Schedule under the caption referencing this Section, TriSense does not have any obligation, contingent or otherwise under, nor any commitment or agreement to enter into, and no employee of TriSense is covered with respect to his/her employment by, an employment contract, union agreement with employees, executive compensation agreement, or other similar contract or agreement.

(j) Employee Benefit Plans.

(i) TriSense has no “employee benefit plans” for the benefit of its employees other than the plans identified in Schedule 4(j), hereto. For the purposes of this Section 3(i), “employee benefit plans” shall mean any pension, retirement, disability, medical, dental or other health insurance plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including without limitation any “employee pension benefit plan” as defined in Section 3(2) of ERISA, and any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, whether or not any of the foregoing is funded, (a) to which TriSense is a party or by which it is bound or (b) with respect to which TriSense has made any payments or contributions or may otherwise have any liability (including any such plan or arrangement formerly maintained by TriSense); "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and SEPPAA shall mean the Single-Employer Pension Plan Amendments Act of 1986, as amended. All of TriSense’s employee benefit plans are fully funded, with all payments or contributions, to be made by TriSense, having been made or accrued on the Financial Statements as of April 10, 2001. Trisense has no employment agreements with its employees.

(ii) TriSense has no liability to the Pension Benefit Guaranty Corporation or to any other person, firm or corporation on account of any termination of an employee pension benefit plan subject to Title IV of ERISA, as amended by SEPPAA.

     (k)  Affiliates. TriSense does not have, and has never had, any Affiliates. For the purposes of this Agreement, Affiliates shall mean any business entity, whether it is a corporation, partnership or otherwise, which is under common control with, controls or is controlled by, TriSense, including any entity that might be a direct or indirect subsidiary of TriSense.

     (l)  Taxes and Other Governmental Charges.

(i) Since December 31, 1996, TriSense has filed all returns required of it with respect to any governmental entity as to sales or licenses of the Assets or copies thereof, the filing of which returns or the failure to do so may affect the Assets.

(ii) There are no tax liens, other than liens not filed for taxes not yet due (“Permitted Liens”) , on any of the Assets, and TriSense shall not be delinquent in the payment of any federal, foreign, state or local income, sales, employment, withholding or other taxes (including interest and penalties thereon), the liability for which might impose a lien or encumbrance on any of the Assets; TriSense shall not be subject to any liability for unpaid taxes under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise; the provisions for taxes shown in the Financial Statements are and will be adequate to cover the aggregate liability of TriSense as of Closing for all taxes, duties and charges based on the income, purchases, sales, business, capital stock or surplus, or assets of TriSense; TriSense has incurred or will incur no liability for any taxes, duties or charges for the period from April 15, 2001 through Closing; no taxing authority has indicated to TriSense any intent to conduct an audit or other investigation or asserted any unresolved deficiencies with respect to tax liabilities of TriSense for any period; TriSense has received no deficiency letter or similar notice from any taxing authority for any open tax year; TriSense confirms its responsibility for, and agreement to pay when due, any and all taxes, duties or charges based on the Assets, TriSense’s income or sales, employees’compensation or otherwise, incurred or accrued on or prior to the Closing.

10

(iii) Proper and accurate amounts have been withheld by TriSense from the compensation of all of TriSense’s employees for all periods prior to Closing in full compliance with the tax withholding provisions of any applicable laws, statutes, codes, ordinances, rules and regulations;

(iv) Proper and accurate returns have been filed by TriSense for all periods prior to Closing for which returns were due with respect to employee income tax and social security withholding and FICA and unemployment taxes, and the amounts shown on such returns to be due and payable have been paid in full or adequate provision for payment of such amounts have been included in the Financial Statements;

(v) Hours worked by, and payments made to, employees of TriSense have not been in violation of the Fair Labor Standards Act or any applicable laws dealing with such matters;

(vi) All payments due from TriSense on account of employee health and welfare insurance have been accrued as a liability in the Financial Statements; and

(vii) All severance payments which are or were due under the terms of any agreement, oral or written, have been accrued as a liability in the Financial Statements.

     (m)  Environmental and Safety Matters. TriSense has not received any written notice concerning, and there are no violations of, and to the knowledge of TriSense there is no pending or threatened investigation, claim or allegation from any governmental authority, regulatory authority or third party relating to or associated with a potential violation of applicable federal, state and local laws, regulations, rules, ordinances, permits, licenses, authorizations or orders related to: (i) toxic or hazardous materials or wastes of any kind (including, without limitation, petroleum and its derivatives and by-products, other hydrocarbons, asbestos and asbestos-containing materials, and PCBs or other materials regulated under any Environmental Laws (as defined below) (collectively “Hazardous Materials”); (ii) the protection of the environment (including, without limitation, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act and the Clean Air Act), any and all applicable laws, ordinances, regulations, orders, decrees, judgments, injunctions, permits, approvals and licenses issued, promulgated or entered by any governmental or quasi-governmental entity or agency relating to the environment, to employee health or safety as it pertains to the use or handling of remediation of (or exposure to) Hazardous Materials, to the preservation or reclamation of natural resources or to the management, release or threatened release of contaminants or noxious odors (collectively “Environmental Laws”); or (iii) occupational or public health or safety (collectively “Safety Laws”) with respect to the Assets or the Business. To TriSense’s knowledge, there are no Hazardous Materials or underground storage tanks (“USTs”) at, on or under the premises located at 418 Gateway Boulevard, Burnsville, Minnesota 55337, no Hazardous Materials have been transported or released from the premises located at 418 Gateway Boulevard, Burnsville, Minnesota 55337 and no Hazardous Materials have been disposed of or stored at 418 Gateway Boulevard, Burnsville, Minnesota 55337 that has or would require remediation under any Environmental Laws or Safety Laws.

(n) Litigation.

(i) TriSense has not received notice of, and to TriSense’s knowledge after diligent inquiry, there are not any suits, actions, proceedings, claims or investigations instituted against the Assets, the Business or TriSense.

(ii) To TriSense’s knowledge there has been no threat made by another party to institute a suit, action, proceeding, claim or investigation against the Assets, Business or TriSense.

     (o)  Licenses and Permits; Compliance With Law. TriSense holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state, local and other public authorities necessary for the conduct of the Business and the ownership and use of the Assets, except where the failure to hold the same would not be reasonably likely to result in a material adverse effect on the Business.

     (p)  Contracts, Etc. Except for the Assumed Contracts, TriSense isnot a party or subject to any of the following written, or to its knowledge any of the following oral, contracts or commitments, which would singly or in the aggregate, have a material adverse impact upon the Assets or the Business:

(i) any contract or commitment directly related to the Software or Documentation which requires services to be provided or performed by TriSense or which authorized others to perform services for, through or on behalf of TriSense;

(ii) any contract or commitment involving an obligation related to the Assets which cannot, or in reasonable probability will not, be performed or terminated within thirty (30) days from the date as of which these representations are made;

(iii) any contract or commitment providing for payments to third parties based in any manner upon the sales, purchases, receipts, income or profits of TriSense; or

(iv) any contract, agreement, understanding or arrangement, restricting Group 1 from fully and duly enjoying sole and exclusive rights to the Assets.

(v) (A) any license and other agreements by which any rights to the Software have been granted to any third party, (B) any contracts under which TriSense purchased services or intellectual property was contributed to the development of any of the IPR; (C) any third party channel agreements (VAR, reseller, BSP, OEM, distributor and other agreements) to which TriSense is a party; (D) any lease for real property; and (E) any other material commercial contracts of TriSense in effect on the date first written above.

     (q) Brokerage. No agent, broker, person or firm (other than Dougherty and Company) acting on behalf of TriSense or any of its affiliates, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission, finder’s fee or like payment in connection with this Agreement or any of the transactions contemplated hereby. TriSense has paid or will pay any fees and expenses payable to Dougherty and Company in connection with the transactions contemplated hereby.

     (r) Disclosure and Absence of Undisclosed Liabilities. No statement contained herein or in any certificate, schedule, list, exhibit or other instrument or document furnished to Group 1 pursuant to the provisions hereof, taken as a whole, intentionally contains any untrue statement of a material fact, or intentionally omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

5. COVENANTS OF TRISENSE

(a) Conduct of the Business of TriSense Prior to the Closing. From the date of this Agreement to Closing, unless otherwise agreed to by Group 1, TriSense shall:

(i) conduct its business in the regular and ordinary course, shall not introduce any material new method of management, operation or accounting, and shall preserve the business, organization and goodwill of TriSense;

(ii) not transfer, assign, convey or liquidate any of the Assets, or enter into any transaction or incurred any liability or obligation which affect the Assets or the Business, other than transactions occurring in the ordinary course of the Business;

(iii) not enter into (i) any agreement to provide any goods or services except on terms consistent with comparable contracts entered into on or after January 1, 1999, (ii) any other agreements which may effect any of the Assets in excess of Thirty Thousand Dollars ($30,000) in the aggregate or (iii) make or agree to any change in the terms of any contract or instrument to which it is a party which might have a material adverse effect on any of the Assets or the Business;

(iv) promptly notify Group 1 of any material developments relating to the Assets or TriSense’s business interests;

(v) maintain its properties, facilities and equipment and other assets in as good working order and condition as at present, ordinary wear and tear excepted;

(vi) perform in the ordinary course of business all of its obligations under debt and lease instruments and other agreements relating to or affecting its assets, properties equipment and rights;

(vii) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments other than in the ordinary course of business;

(viii) keep in full force and effect present insurance policies or other comparable insurance coverage;

(ix) use commercially reasonable efforts to maintain intact and preserve its business organization, retain its present employees and maintain its relationships and present agreements with suppliers, customers and others having business relations with the TriSense;

(x) not increase current salaries and commission levels for any officers, directors, employees or agents except in the ordinary course of business, consistent with past practice or as required by contract or law;

(xi) maintain its memberships with the industry groups identified herein;

(xii) maintain compliance in all material respects with all material permits, rules, laws and regulations, consent orders and the like; and

(xiii) not declare any dividends nor pay out any extraordinary bonuses, fees, commissions or any unusual distributions to the owner, director, management or other personnel between the date of this Agreement and Closing, other than accrued and unpaid bonuses.

13

     (b)  Trading. TriSense acknowledges that it is aware, and that its shareholder and representatives will be made aware, that in connection with the discussions with Group 1 regarding the transactions described herein, they may come into possession of material non-public information about Group 1. Accordingly, TriSense agrees that it will not trade (or cause or encourage any third party to trade), and will use its commercially reasonable efforts to assure that none of its shareholder or representatives will trade (or cause or encourage any third party to trade), in any securities of Group 1 (or securities convertible into or exercisable for securities of Group 1) while in possession of any such material non-public information. Such restrictions are in addition to, and not in lieu of, any restrictions that Group 1 may impose upon insiders who are employees or that may be imposed under applicable law.

     (c)  No-Shop. Until the first to occur of Closing or May 1, 2001, TriSense will not, (and shall use commercially reasonable efforts to ensure that its shareholder and representatives do not), directly or indirectly solicit, encourage the submission of offers or proposals from any person or entity (including by way of providing any information concerning TriSense or the Assets to any person or entity, or otherwise) with respect to, or initiate or participate in any negotiations or discussions regarding or enter into (or authorize) any agreement or agreement in principle with respect to, any expression of interest, offer, proposal to acquire or any acquisition of either all or any portion of the Business or the Assets, whether by stock purchase, share exchange, merger, consolidation, purchase of assets, tender offer or otherwise. TriSense shall promptly inform Group 1 of any inquiries or proposals received from any party with respect to the foregoing.

     (d)  Due Diligence; Employees. TriSense will continue to allow Group 1, its employees, consultants and other representatives (collectively referred to as Group 1 in references to due diligence) full access to, and the right to inspect all its financial, marketing, sales, development, support, maintenance and enhancements documents and records and source and object code, software documentation and logs, books, records, files, contracts, agreements and other information relating to the Assets, the Business or the transactions contemplated hereunder which may be reasonably requested. Group 1 shall have the right to inspect, observe and test the operations of the Software and Documentation. Group 1 shall conduct any investigation in a manner which will not unreasonably interfere with TriSense’s operations or cause TriSense to incur additional costs or liabilities.

     (e)  Release of Employees. TriSense agrees to release at Closing all its employees and consultants from any contractual obligations to TriSense, which, in Group 1’s reasonable determination, would impair the utility of such person’s services to Group 1, or Group 1 obtaining free and clear title to any of the Assets.

     (f)  Consents/Successor Liability Statutes. TriSense will obtain prior to Closing and deliver to Group 1 all tax clearance and similar certificates reasonably requested by Group 1, including: (i) sales tax clearance certificates and (ii) an employment tax clearance certificate and any other required exemptions or certificates, to the extent that the non-compliance therewith or the failure to provide necessary clearances would subject either Group 1 or the Assets to the claims of any creditors of TriSense, or would subject any of the Assets to any liens and Group 1 shall have received satisfactory evidence of TriSense’s compliance with the terms of this Section. TriSense will deliver to Group 1 at Closing the consents, estoppels and releases identified on the Disclosure Schedule referencing this Section, and such other estoppels or consents otherwise reasonably determined necessary by Group 1; provided, however, that Trisense need not obtain the consent of Compuware prior to Closing but Lamm, on behalf of Trisense, shall work with Group 1 to either obtain the consent from Compuware to assignment of its contract with Trisense, to obtain the right through Group 1’s contract with Compuware, or to apply other quality assurance software to Paysense after closing, and shall bear the expensae of obtaining such consent or application to the extent such expense does not exceed $4,000.

     (g)  Change of Name. Within ten (10) days of Closing, TriSense shall cause its corporate name to be changed to a name which is not confusingly similar to the name “TriSense.” TriSense agrees that it shall not subsequently amend its Articles of Incorporation and shall prevent any affiliate from amending its Articles of Incorporation to change the name of TriSense to any corporate name which includes the term “TriSense” or any derivative of it, and TriSense agrees that it will not organize or beneficially own any of the equity of any entity whose name includes the term TriSense or any derivative of it.

     (h)  Transfer Taxes. TriSense will pay any stamp, sales, transfer or other taxes payable by TriSense in respect to any of the transactions to be consummated hereunder.

     (i)  Confidentiality. Except to the extent that information is or becomes public knowledge or is required by law or accounting or reporting rules applicable to Group 1 or TriSense to be disclosed, Trisense agrees that any confidential information of Group 1 (as defined in their November 17, 2000 Confidentiality Agreement) which has been obtained in connection with this Agreement or in the course of performing the obligations contemplated hereby, shall not be used by Trisense or disclosed, furnished or made accessible to third parties by it except, prior to Closing, as allowed pursuant to the terms and conditions of the November 17, 2000 Agreement, or on or after Closing, as determined by Group 1.

6.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF GROUP 1

     Group 1 represents and warrants to TriSense that:

     (a)  Group 1’s Authority and Status. Group 1 is a corporation in good standing under the laws of the state of Delaware and it has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. The execution and delivery by Group 1 of this Agreement and the other instruments and agreements to be delivered by it hereunder, and the performance by it of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action on its part. This Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Group 1 in connection herewith, constitutes, once all conditions to Closing have been satisfied, the valid and legally binding obligation of Group 1, enforceable against Group 1 in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or judicial discretion, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally.

     (b)  No Conflict. The execution and delivery of this Agreement by Group 1 does not, and the consummation of the transactions contemplated hereby will not, violate (i) violate any provisions of Group 1’s Restated Certificate of Incorporation or Bylaws, as amended, or (ii) any provisions or constitute a breach or event of default under any agreement, lease, instrument or other document. No consent, approval or agreement of any person, party, court, government or entity is required to be obtained by Group 1 in connection with the execution and delivery of this Agreement, or the other instruments and agreements provided herein or the consummation of the transactions contemplated hereby.

     (c)  No Broker. No agent, broker, person or firm (other than Pennsylvania Merchants Group) acting on behalf of Group 1 or any of its affiliates, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission, finder’s fee or like payment in connection with this Agreement or any of the transactions contemplated hereby. Group 1 has paid or will pay any fees and expenses payable to Pennsylvania Merchants Group in connection with the transactions contemplated hereby.

     (d)  Confidentiality. Except to the extent that information is or becomes public knowledge or is required by law or accounting or reporting rules applicable to Group 1 or TriSense to be disclosed, Group 1 agrees that any confidential information (as defined in their November 17, 2000 Confidentiality Agreement) which has been obtained in connection with this Agreement or in the course of performing the obligations contemplated hereby, shall not be used by Group 1 or disclosed, furnished or made accessible to third parties by it except, prior to Closing, as allowed pursuant to the terms and conditions of the November 17, 2000 Agreement, or on or after Closing, as determined by Group 1.

     (e)  Access. Group 1 agrees to provide Trisense and its representatives reasonable access during normal business hours to the Assumed Contracts and records of Trisense relating to periods prior to closing to enable Trisense to prepare its taxes, respond to tax inquiries and audits, and respond to any other controversies relating to its operations prior to Closing.

7.  CLOSING AND CONDITIONS TO CLOSING

     (a)  Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on April 30, 2001, and shall occur at the offices of Group 1, 4200 Parliament Place, Suite 600, Lanham, Maryland 20706-1844, or at such other time and place as may be agreed upon by the parties.

     (b)  Conditions Precedent to Obligation of Group 1 to Close. The obligation of Group 1 to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, all or any of which may be waived in writing in whole or in part by Group 1:

(i) The representations and warranties made by TriSense in this Agreement, and the Exhibits hereto, and in the documents and instruments to be delivered to Group 1 or its representatives at the Closing, shall be true and correct in all material respects as of the Closing with the same force and effect as though such representations and warranties have been made on and as of such time, except for changes contemplated by this Agreement.

(ii) TriSense shall have duly performed all of the covenants, acts and undertakings to be performed by it as of or prior to the Closing.

(iii) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or affects any of the Assets or the Business, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Group 1, would make it inadvisable to consummate such transactions.

(iv) TriSense shall have received consents, waivers, certifications, estoppels and opinions required for the execution of this Agreement and the consummation of the transactions contemplated hereby.

16

(v) The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law.

(vi) Ms. Howard and Messrs. Decker, Henry, Kuder and Urban shall have accepted employment with Group 1 (or Group 1 shall have determined not to require such employment).

     (c)  Conditions Precedent to the Obligation of TriSense to Close. The obligations of TriSense to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by TriSense.

(i) The representations and warranties made by Group 1 in this Agreement, and in the documents and instruments to be delivered to TriSense or its representatives at the Closing, shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of such time.

(ii) Group 1 shall have duly performed, in all material respects, all of the covenants, acts and undertakings to be performed by it as of or prior to the Closing.

(iii) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of TriSense would make it inadvisable to consummate such transactions.

(iv) The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all authorities whose approvals are required by law.

(d) Transactions at Closing. At the Closing, each of the following transactions shall occur:

(i) TriSense’s Performance. At the Closing, TriSense shall deliver the following to Group 1, fully executed, notarized and attested to where applicable:

(A) bill of sale in the form of Exhibit C,

(B) assignment of copyrights suitable for filing in the U.S.A. in the form set out in Exhibit D,

(C) assignment of all of the trademarks suitable for filing in the forms set out in Exhibits E, F and G.

(D) assignment of U.S. Patent No. 6,078,907 in the form set out in Exhibit H, hereto,

(E) other good and sufficient instruments of sale, conveyance, transfer and assignment as shall be required or as may be appropriate in order to effectively vest in Group 1 good and marketable title to all of the Assets, free and clear of all liens, security interests and encumbrances, except for Permitted Liens,

17

(F) copies of all books of account (excluding minute books and stock books of TriSense), contracts, files and other data and documents pertaining to the Assets or the Business,

(G) all records on all BSP, Senior Bureau, end user license, subscription or maintenance agreements for the Software;

(I) certified copies of resolutions of the Board of Directors of TriSense approving the transactions set forth in this Agreement;

(J) certified copies of resolutions of the stockholder of TriSense approving the transactions set forth in this Agreement;

(K) certificate of incumbency for the officers of TriSense who are executing this Agreement and the other documents contemplated hereunder;

(L) opinion of counsel in the form set out in Exhibit B, hereto;

(M) physical possession of the Assets;

(N) Certificate of Status or Good-Standing as of the most recent practicable date from the Secretary of State of Minnesota with respect to TriSense;

(O) assignment of all of the Assumed Contracts, except the Compuware Contract;

(P) assignment of all rights to all URLs, domain names and other Internet address identifiers identified on Exhibit J;

(Q) consents, estoppels and assignments from entities identified on the Disclosure Schedule hereto, in forms reasonably acceptable to Group 1;

(R) such other evidence of the performance of all covenants and satisfaction of all conditions required of parties to this Agreement, other than Group 1, at or prior to the Closing, as Group 1 or its counsel may reasonably require.

(ii) Performance by Group 1. At the Closing, Group 1 shall deliver to TriSense the following payment and documents, fully executed, notarized and attested to where applicable:

(A) payment of One Million, Five Hundred and Forty Five Thousand Dollars ($1,545,000) to be made at Closing as required in Section 2, above;

(B) restricted covenants of Lamm in the from set out in Exhibit A, hereto;

(C) a promissory note in the form of Exhibit K for aggregate principal and interest of $6,560,000;

18

(D) a security agreement in the form of the attached Exhibit L; --

(E) such other evidence of the performance of all the covenants and satisfaction of all the conditions required of Group 1 by this Agreement at or before the Closing as TriSense may reasonably require.

8.  INDEMNIFICATION

     (a)  Indemnification by TriSense. TriSense agrees to indemnify, defend and hold harmless Group 1 and its current and past officers, directors, employees, agents and representatives (collectively, the “Group 1 Indemnified Parties”) from all losses, damages, liabilities, costs (including reasonable attorneys’ and experts’ fees) and expenses (collectively, the “Losses”) incurred by the party being indemnified from:

(i) The failure of TriSense to transfer to Group 1 all of the right, title and interest of Trisense to the Assets, or of the third party that owns such Assets and for which Trisense has agreed to obtain conveyance to Group 1 as provided in Section 1, in each case free and clear of all liens, other than Permitted Liens and otherwise as described herein;

(ii) Any breach of any representation or warranty of TriSense contained in this Agreement or any other agreement, certificate or document delivered by them pursuant hereto; and

(iii) Any breach of any covenant or agreement of TriSense contained in this Agreement or any other agreement or document delivered by them pursuant hereto requiring performance after the Closing Date;

(iv) The Excluded Liabilities; and

(v) The inability of TriSense or Group 1 to prevent another party to a TriSense’s BSP Agreement, Service Bureau Agreement or Service Provider Agreement, because of language contained in the assignment clauses of such agreements, from terminating that agreement on the grounds that the assignment of that agreement hereunder was made without their consent.

(b) Indemnification by Group 1. Group 1 agrees to indemnify, defend and hold harmless TriSense and its current and past officers, directors, employees, agents and representatives (collectively, the “TriSense Indemnified Parties”) from all Losses incurred by the party being indemnified from:

(i) Any breach of any representation or warranty of Group 1 contained in this Agreement or any other agreement, certificate or document delivered by Group 1 pursuant hereto;

(ii) Any breach of any covenant of Group 1 contained in this Agreement or any other agreement or document delivered by Group 1 pursuant hereto; and

(iii) The Assumed Liabilities.

19

     (c)  Third Person Claims. Promptly after any person entitled to indemnification under this Section 8 (the “Indemnified Party”) has received notice of or has knowledge of any claim, or a threat of a claim, against the Indemnified Party by a natural person or business entity (a “Person”) not a party to this Agreement (a “Third Person”) or the commencement of any covered action or proceeding by a Third Person, that Indemnified Person shall give the other party (the “Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding. The Indemnified Party shall be entitled to indemnification only if the Indemnified Party delivers such notice to the Indemnifying Party prior to the expiration of the representations and warranties of the Indemnifying Party as set forth in Section 9. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the Loss and shall be given as promptly as practicable. The Indemnifying Party shall have right to defend, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any personnel, books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party’s possession or control. Notwithstanding the foregoing, the Indemnified Party shall have the right to approve the selection of any counsel selected by the indemnifying party to defend hereunder, which approval shall not be unreasonably conditioned, delayed or denied and to participate in any matter through counsel of its own choosing at its own expense so long as there is not a conflict of interest with counsel for the Indemnifying Party ); provided, however, that the Indemnifying Party’s counsel shall always be lead counsel and shall determine all litigation and settlement steps, strategy and the like. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently and in good faith pursues such defense and otherwise indemnifies and holds the Indemnified Party harmless, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim, such settlement shall require as an unconditional term thereof that the Third Person deliver to the Indemnified Party a release from all liability in respect of such claim. If the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party’s liability under this Section with respect to such Third Person’s claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim; provided, however that such limitation shall not apply to claims in respect of taxes or intellectual property claims or claims arising out of misuse of personally identifiable data, for which no settlement shall be made without the prior consent of the Indemnified Party, which consent shall not be unreasonably conditioned, delayed or denied. If the Indemnifying Party does not promptly undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails to diligently or in good faith pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at reasonable cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or reasonable expenses incurred by the Indemnified Party in connection therewith.

     (d)  If the indemnification provided for in this Section 8 from the Indemnifying Party is unavailable to an Indemnified Party, in respect of any Losses referred to therein, the Indemnifying Party, in lieu of indemnifying such persons, shall contribute to the amount paid or payable by such persons as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the actions that resulted in such Losses, as well as any other relative equitable considerations. The amount paid or payable by a party as a result of the Losses shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation, lawsuit or legal or administrative action or proceeding

     (e)  Other Claims. In the event any Indemnified Party should have a claim for indemnification against any Indemnifying Party which does not involve a claim by a Third Person, the Indemnified Party shall deliver a notice of such claim to the Indemnifying Party, setting forth in reasonable detail the identity, nature and estimated amount of the Loss (if reasonably determinable) related to such claim or claims, with reasonable promptness. The Indemnified Party shall be entitled to indemnification only if the Indemnified Party delivers such notice to the Indemnifying Party prior to the expiration of the representations and warranties of the Indemnifying Party as set forth in Section 9. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice or fails to notify the Indemnified Party within twenty (20) business days after delivery of such notice by the Indemnified Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Indemnified Party’s notice will be conclusively deemed a liability of the Indemnifying Party subject to the limitations of the Basket Amount and Cap described below. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute for a period of thirty (30) business days. If such dispute has not been resolved by such time, such dispute shall be resolved fully and finally by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 120 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction. The place of arbitration shall be Minneapolis, Minnesota if initiated by Group 1 or the Washington, DC metropolitan area if initiated by TriSense. If a Third Person raises a claim or threat of a claim related to an arbitrated claim for indemnification during the pendency of the arbitration proceeding pursuant to this Section (e), the procedures set forth in Section 8(c) shall control and the arbitration proceeding shall be withdrawn.

     (f)  Good Faith Claims. Any Indemnified Party shall bring a claim for indemnification hereunder in good faith and in a timely manner consistent with good commercial practices.

     (g)  Limitations on Indemnity. Anything to the contrary notwithstanding, neither the Group 1 Indemnified Parties, on the one hand, nor the TriSense Indemnified Parties, on the other hand, shall be entitled to recovery from the Indemnifying Party (i) unless and until the aggregate amount of such Losses suffered (excluding, however, legal fees and expenses), sustained or incurred by the Group 1 Indemnified Parties or the TriSense Indemnified Parties, as the case may be, shall exceed $135,000 calculated on a cumulative and not on a per item basis (the “Basket Amount”), and then only with respect to the excess over the Basket Amount, and (ii) in an aggregate amount in excess of $6,000,000 (the “Cap”).

     (h)  Offset against Promissory Note. Notwithstanding any other provision in this Section 8, if Group 1 either (a) asserts in good faith a claim to indemnity for a Loss pursuant to subsection 8(e) that has not been settled or proceeded to the point of an arbitration award or other adjudication, or (b) is subject to a Loss from a third party claim pursuant to Section 8(c) that has not been adjudicated or settled (such Loss described in (a) and (b) being referred to as a “Pending Loss”), then Group 1 may withhold from its obligation to pay pursuant to the Promissory Note, the reasonable amount of such Pending Loss that is the subject to such claim for indemnity, provided that Group 1 shall not be entitled to withhold for a Pending Loss to the extent that the amount of such Pending Loss, together with all other Pending Losses that have been withheld, shall exceed $1,500,000. If and to the extent Trisense is held not liable through arbitration or litigation for any such Pending Loss, Group 1 shall immediately pay over the amount withheld to Trisense plus interest from the due date of the payment from which such amount is withheld to the date of such payment to Trisense at the rate of twelve percent (12%) per annum.

     (i)  Offsetting Losses. Notwithstanding anything in this Agreement to the contrary, the amount of any Losses for which indemnification is provided under this Section 8 shall be reduced by (A) any related recoveries actually received by an Indemnified Party under insurance policies, and (B) any other related payments actually received by an Indemnified Party from third parties.

     (j)  Notwithstanding anything in this Agreement to the contrary, Group 1 shall not be entitled to indemnification under this Section 8 for any Losses related to the collection of an account receivable, unless and until Group 1 has (i) expended commercially reasonable efforts to collect such account receivable, and (ii) offered to assign such account receivable to TriSense.

     (k)  Exclusive Remedy. After the Closing, the rights set forth in this Section 8 (Indemnification) shall be each party’s sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants or warranties contained in this Agreement and the other agreements contemplated hereby, excluding, however, enforcement of Lamm’s restrictive covenant and any action in equity that either party may institute to obtained equitable relief. Notwithstanding the foregoing, nothing herein shall prevent any of the parties hereto from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to the other parties in connection with this Agreement or the additional agreements contemplated hereby. In the event such action is brought, Group 1, on the one hand, and TriSense on the other hand, shall bear their own fees and expenses in connection with such action.

9.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     (a)  All representations, warranties, agreements, covenants and obligations made or undertaken by Group 1 in this Agreement orin any document or instrument executed and delivered pursuant hereto, have been relied upon by TriSense and shall survive the Closing for a period of twenty-four (24) months unless an express provision of the document or instrument executed and delivered pursuant hereto calls for a longer period of survival.

     (b)  All representations, warranties, agreements, covenants and obligations made or undertaken by TriSense in this Agreement or in any document or instrument executed and delivered pursuant hereto have been relied upon by Group 1 and shall survive the Closing for a period of twenty-four (24) months unless an express provision of the document or instrument executed and delivered pursuant hereto calls for a longer period of survival.

     (c)  Except as expressly set forth herein, TriSense makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Assets), liabilities or operations.

10.  TERMINATION

     (a)  This Agreement constitutes the binding agreement of the parties to consummate the transactions contemplated hereby, the consideration for which is, inter alia, the covenants set forth herein and the expenditures and obligations incurred and to be incurred by TriSense and Group 1 in respect of this Agreement. This Agreement may be terminated and abandoned at any time prior to the Closing by:

(i)	mutual written consent of TriSense and Group 1;

(ii)	by the TriSense, on the one hand, or by Group 1, on the other hand, if the Closing shall not have been consummated on or prior to April 16, 2001 or such later date, if any, as the parties hereto shall agree in writing, provided, that, no party will be entitled to terminate this Agreement pursuant to this Section 10(a)(ii) if such party’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;or

(iii)	by TriSense, on the one hand, or by Group 1, on the other hand, in the event of a material breach or default by the other party of any provision of this Agreement and, in the case of a breach or default that is capable of being cured, continuation of such breach or default for a period of 10 days after written notice thereof shall have been given to the breaching party.

22

     (b) In the event of a termination of this Agreement pursuant to this Section 10, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder; provided, however, if such termination is due to the breach by any party of any covenant, agreement, warranty or representation, or results from any party failing to use its commercially reasonable efforts to fulfill any condition to which the Closing is subject (a “Breaching Party”), then the Breaching Party shall be solely responsible for the costs and expenses incurred by the other party in connection with this Agreement and the transaction contemplated hereby.

11.  MISCELLANEOUS

     (a)  Payment of Fees and Expenses. Except as set forth in Sections 8 and 10(b), herein, TriSense and Group 1 each agrees that regardless of whether the transactions contemplated hereunder close, to pay their own fees and expenses, including the fees and expenses of its respective counsel, accountants, investment brokers, advisors, employees and other agents, if any, incurred in connection with the transactions contemplated here, unless expressly agreed to otherwise in the Agreement. Notwithstanding anything to the contrary set out herein, in the event that either TriSense or Group 1 resorts to litigation to settle a dispute under this Agreement, the prevailing party shall be entitled to recover reasonable fees expended to retain legal counsel, experts and to defray costs and expenses directly related with such litigation.

     (b)  Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, mailed by Federal Express or other overnight, tracked delivery service or sent by facsimile, addressed as follows:

(i)	If to TriSense:

Mr. David Lamm TriSense Software, Ltd. 204 Marcin Lane, Burnsville, MN 55337

With copy to:

Dorsey & Whitney LLP Pillsbury Center South 220 South Sixth Street Minneapolis, Minnesota 55402 Attention: Thomas Martin, Esq. Telefax: (612) 340-8738

If to Group 1:

Group 1 Software, Inc. 4200 Parliament Place Suite 600 Lanham, Maryland 20706-1488 Attention: General Counsel Telefax: (301) 731-0360

23

(ii) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section. Any notice shall be deemed given (A) at the time it is received if delivered by hand or (B) the day after being mailed if mailed by Federal Express or other overnight courier.

     (c)  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors and administrators and successors and assigns, but may not be assigned by any party hereto without the prior written consent of the other party hereto which consent shall not be unreasonably conditioned, delayed or denied. Notwithstanding the foregoing provisions of this Section 12(c), Group 1 may transfer or assign this Agreement and all of its rights and obligations hereunder without the consent of TriSense to any entity that purchases all or substantially all of its assets or that succeeds to such assets through merger or consolidation, and provided that after any such transfer or assignment Group 1 remains liable to TriSense for any failure of an transferee or assignee to perform its obligations hereunder, to any Affiliate (an entity which controls, is controlled by or is under common control with respect to Group 1).

     (d)  Further Assurances. Each party covenants that at any time, and from time to time after the Closing, it will execute and deliver (or cause to be so done) such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement. TriSense agrees to execute and deliver (or cause to be so done) to Group 1 any instruments or documents that Group 1 requests in order to register or otherwise protect or preserve any rights (patent, trademark, copyright or otherwise) that Group 1 has or shall have in and to U.S. Patent No. 6,078,907, the Trademarks, the Software or the Documentation. All documents shall be prepared at the sole cost and expense of the requesting party. TriSense agrees to obtain from Lamm, at no additional expense to Group 1, at any time, and from time-to-time after Closing, his execution and delivery of such additional instruments as may be reasonably requested by Group 1 to convey to Group 1 title, free and clear of any and all liens, encumbrances or other clouds on title, with respect to any of the Assets which, prior to Closing, were titled in his name and had not, at Closing, been transferred to TriSense.

     (e)  No Third Party Beneficiaries. Nothing contained herein shall be construed to afford any rights or benefits to any third party or person. Any implication of rights grant to any such party is hereby expressly disclaimed.

     (f)  Risk of Loss. TriSense assumes all risk of theft or casualty of loss or damage regarding the Assets (except for any Assets which are in the Group 1’s possession prior to Closing) from the date of this Agreement up to the Closing. In the event of such loss or damage prior to Closing, TriSense shall use its commercially reasonable efforts to repair, replace or restore such Assets immediately. If TriSense does not so effect repair, replacement or restoration to satisfy the conditions to Closing set out above, Group 1 shall have the right to terminate this Agreement.

     (d)  Captions. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

     (e)  Integration. This Agreement together with the documents executed concurrently herewith or at the Closing and the November 17, 2000 Confidentiality Agreement between the parties constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels any prior agreements representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby.

     (f)  Governing Law. This Agreement shall be governed by and enforced in accordance with the laws of the State of Maryland, principles of conflicts of law notwithstanding.

     (g)  Forum. This Agreement may be enforced in any federal court or state court sitting in Minnesota or Maryland; and the parties hereto consent to the jurisdiction and venue of any such court and waive any argument that venue in such forum is not convenient.

     (h)  Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

     (i)  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile signature followed by an original signature shall be sufficient to execute this Agreement and the other agreements contemplated hereunder.

     (j)  Gender. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires. References herein to the plural shall include the singular, or vice versa, as context requires.

     (k) Interpretation .The Agreement shall be construed without reference to any presumption or rules of construction operating against the “draftsman” of the document, the intent of the parties being that any such presumption or rule is inapplicable in this instance because both parties have reviewed and negotiated this document in the manner that each viewed as most advantageous to its own interests.

     (l)  Exhibits. All Exhibits attached hereto are incorporated herein by reference, and all blanks in such Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

     (m)  Severability. In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof shall be held to be unenforceable or invalid under applicable law for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to effect the agreement of the parties under this Agreement, as modified, to the fullest extent permitted under applicable law.

     (n)  Definition of Knowledge. — An individual will be deemed to have “knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the ordinary and prudent course of the business of such Person. A Person (i.e., not an individual) will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer or member of management or professional advisor of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

TRISENSE SOFTWARE, LTD. By: ——————————————— David Lamm, President

GROUP 1 SOFTWARE, INC. By: ——————————————— Name: —————————————— Its: ———————————————

26